Exhibits 5 and 23.3

                                  April 6, 1998

Network Imaging Corporation
500 Huntmar Park Drive
Herndon, Virginia 20170

         Re:      Network Imaging Corporation
                  Registration Statement on Form S-3
                  Registration Number 333-48137

Ladies and Gentlemen:

         This firm is securities counsel to Network Imaging Corporation, a Delaware corporation ("Corporation"). This opinion has been requested by the Company in connection with the filing of the above-captioned Registration Statement on Form S-3, Registration Number 333-48137 ("Registration Statement"), under the Securities Act of 1933, as amended, relating to 6,621,357 shares of Common Stock, $0.0001 par value per share ("Common Stock"), of the Corporation issuable in connection with the Company's Series L Convertible Preferred Stock issued to Zanett Lombardier, Ltd., Capital Ventures International and Bruno Guazzoni ("Purchasers"), and the exercise of warrants held by the Purchasers, and the resale of such shares of Common Stock by such Selling Shareholders.

         We have examined copies of the Registration Statement, the Prospectus forming a part thereof, the Certificate of Incorporation and Bylaws of the Corporation, each as amended to date, the minutes of various meetings and unanimous written consents of the Board of Directors and the shareholders of the Corporation, and original, reproduced or certified copies of such records of the Corporation and such agreements, certificates of public officials, certificates of officers and representatives of the Corporation and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the conformity to original documents of all documents supplied to us as copies. As to various questions of fact material to such opinions, we have relied upon statements and certificates of officers and representatives of the Corporation and others.

         Based on the foregoing, we are of the opinion that the 6,621,357 shares of Common Stock, when issued and paid for in accordance with the terms of: (i) the Certificate of Designations, Preferences and Rights of Series L Convertible Preferred Stock of the Corporation; (ii) the Cashless Stock Purchase Warrant exercisable to purchase 56,250 shares of Common Stock between the Company and Bruno Guazzoni dated as of December 8, 1997; (iii) the Cashless Stock Purchase Warrant exercisable to purchase 56,250 shares of Common Stock between the Company and Zanett Lombardier, Ltd. dated as of December 8, 1997; (iv) the Cashless Stock Purchase Warrant exercisable to purchase 131,250 shares of Common Stock between the Company and Capital Ventures International dated as of December 8, 1997; and (v) the Securities Purchase Agreement between the Company and the Purchasers dated as of December 8, 1997, will be duly and validly issued, fully paid and nonassessable.

                                                Very truly yours,
                                                KIRKPATRICK & LOCKHART LLP